Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Olema Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities

Fees to be Paid	Equity	Common Stock, par value $0.0001 per share	Other	13,211,381	$11.23	$148,363,808.63	0.00014760	$21,898.50
Fees Previously Paid	—	—	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—	—	—	—	—
	Total Offering Amounts			13,211,381	—	$148,363,808.63	—	$21,898.50

	Total Fees Previously Paid				—	—	—	—

	Total Fee Offsets				—	—	—	—

	Net Fee Due				—	—	—	$21,898.50

(1)

This registration statement registers the resale of 13,211,381 outstanding shares of common stock of the Olema Pharmaceuticals, Inc. (the “Registrant”) held by the selling stockholders identified in this registration statement. The shares of common stock may be offered for resale by the selling stockholders pursuant to the prospectus contained herein. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional number of shares of common stock issuable upon stock splits, stock dividends, or other distribution, recapitalization or similar events with respect to the shares of common stock being registered pursuant to this registration statement.

(2)

Estimated in accordance with Rule 457(c) under the Securities Act, solely for purposes of calculating the registration fee based on $11.23, which is the average of the high and low price per share of the Registrant’s common stock as reported on The Nasdaq Global Select Market on January 29, 2024.